Staley, Okada & Partners
CHARTERED ACCOUNTANTS

Suite 400 - 889 West Pender Street
Vancouver, BC Canada V6C 3B2
Tel 604 694-6070
Fax 604 585-8377
info@staleyokada.com
www.staleyokada.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Coronado Corp.

We herby consent to the inclusion of our report dated May 9, 2006 in the Annual Report on Form 10-KSB to be filed on June 29, 2007, with respect to the financial statements of Coronado Corp. as of March 31, 2006 and for the period of January 9, 2006 (inception) to March 31, 2006.

"Staley, Okada & Partners"

Vancouver, BC
May 9, 2006

STALEY, OKADA & PARTNERS
CHARTERED ACCOUNTANTS